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                                                                    EXHIBIT 99.1

         FDA APPROVES AUTONOMOUS TECHNOLOGIES' LADARVISION(R) SYSTEM;
                     COMPANY ANNOUNCES U.S. PRODUCT LAUNCH

ORLANDO, FLA. (NOVEMBER 3, 1998) - AUTONOMOUS TECHNOLOGIES CORPORATION (NASDAQ
NM: ATCI) today announced that the U.S. Food and Drug Administration (FDA) has approved the Company's LADARVision(R) System, for the correction of nearsightedness and astigmatism. The Company's LADARVision System is the first and only U.S. approved system to incorporate a small spot shaping and eye tracking system into a surgical system. The FDA approved the LADARVision System for the treatment of mild to moderate nearsightedness (-1.00 to -10.00 diopters) with or without astigmatism (up to -4.00 diopters) with photorefractive keratectomy (PRK).

Myopia, or nearsightedness, occurs when light rays are focused in front of - instead of on - the retina, and the person cannot see distant objects clearly. Astigmatism results in light rays being focused at different points in front of the retina. In both cases, blurred vision results.

The Autonomous LADARVision System uses an ultraviolet excimer laser to change the shape of the cornea which makes it possible for the eye to focus properly. For example, in the treatment of myopia, the laser is used to remove tissue from the cornea in order to flatten its shape. The correction of astigmatism requires the laser to remove tissue in a more complex pattern. Both procedures require precise shaping of the cornea which depends on accurate placement of a laser beam. Without a system to track eye movement, any eye movement can affect the placement of the laser beam. By tracking eye movement, the LADARVision System maintains accurate placement of its laser beam.

The LADARVision System uses a small diameter (less than 1 mm) excimer laser beam that is delivered to the cornea in a calculated pattern of non-sequential pulses. According to George Pettit, M.D., Ph.D., Vice President for Research at Autonomous, "The LADARVision System sculpts the cornea by delivering hundreds to thousands of excimer laser pulses to the eye in a complex pattern of spatially overlapping spots." Dr. Pettit added, "The accuracy of the small spot treatment is brought about by the unique eye-tracking features of the LADARVision System. The tracker guided system uses technology originally developed by Autonomous for the Strategic Defense Initiative, or 'Star Wars,' and is able to catch, track, and compensate for rapid eye movements. Using proprietary laser radar, or LADAR technology, the tracker repositions mirrors in the laser beam path and ensures precise delivery of the treatment laser beam."

Previously approved laser systems require patients to minimize eye movement during surgery by voluntarily fixating their eyes on a small light located just above the patient. Marguerite McDonald, M.D., Medical Director and consultant to Autonomous, explains, "When the average person fixates on something, he or she has five saccadic eye movements per second. The LADARVision System's ability to follow eye movements in real time greatly reduces the dependency of stable fixation by the patient and allows for precise corneal shaping."

Randy Frey, Chairman and CEO of Autonomous, comments: "Physicians now have a powerful and truly differentiated product alternative to further drive their laser vision correction practice. Our FDA approval is for a broad indication for use supported by excellent clinical results in the labeling. In addition, the financial and business strength that the Summit merger brings to Autonomous, along with the royalty free patent license and strong service organization, allows Autonomous to set high goals in capturing procedure market share. We are highly encouraged by our clinical trial progress in LASIK, Hyperopia with Astigmatism and our R&D efforts in CustomCornea. I believe physicians recognize that the LADARVision System is the technology platform for the future of this industry. Furthermore, no other company offers physicians a per-procedure business model with a stronger partnership commitment to individual practice success. Finally, I would like

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to congratulate and thank the Autonomous Team: our employees, consultants, clinical investigators and vendors for their highly dedicated contributions that made reaching this milestone possible."

Vision correction is among the largest medical markets, with approximately 136 million people in the U.S. using eyeglasses or contact lenses. Within this group, approximately 60 million are myopic. Industry sources estimate that Americans spend approximately $13 billion at retail on eyeglasses, contact lenses and other vision correction products and services annually.

According to Michael Lachman, an industry analyst with Hambrecht & Quist, the laser vision correction (LVC) market in the United States is growing rapidly. So far this year, the industry is on a pace to achieve an estimated 375,000 procedures compared to about 200,000 in 1997 and 70,000 in 1996. Mr. Lachman expects that annual U.S. procedures could reach 675,000 by the year 2000.

Autonomous plans to offer its LADARVision System to physicians on a per-procedure service fee basis. The fee will be based on the physician's procedure volume and will not contain, or be subject to, any third party patent royalties once the announced merger is completed. The Company's pricing strategy significantly reduces the initial capital investment required by the physician, and eliminates the highly variable operating and upgrade costs experienced by many LVC practitioners. The new strategy also allows Autonomous to partner with physicians and grow together as practice volumes increase. Laser vision correction practices will also benefit from a comprehensive, Company sponsored, Technology Enhanced Area Marketing program, or "TEAM". This customized marketing program is designed to leverage the unique technology and
differentiate the Autonomous user from other competitive sites.   The TEAM goal
is to use this differentiation to build procedure volume.

Autonomous has completed staffing its sales and marketing team and plans to begin an aggressive marketing campaign beginning at the American Academy of Ophthalmology Annual Conference which begins next week in New Orleans. Autonomous will be featured with its strategic partner, CIBA Vision during the conference.

Autonomous announced on October 1, 1998 that it has agreed to be acquired by Summit Technology subject to the approval of the shareholders of both companies. Summit has agreed to acquire all of the outstanding shares of Autonomous in exchange for 11.65 million shares of Summit common stock and an equal value of cash, up to $50 million. The actual value of the transaction will not be determinable until closing, which is currently expected to be within the next three months.

Autonomous designs, develops and markets next generation excimer laser instruments for laser vision correction. The company's LADARVision System combines high-speed, laser radar eye tracking with precisely controlled small beam shaping technology. For more information, contact Autonomous Technologies at 2800 Discovery Drive, Orlando, FL 32826 (407) 384-1600, or visit us on the web at www.autonomous.com.
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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including: a decline in the price of Summit stock prior to the closing; and that there are no assurances the shareholders of both companies will take the necessary actions to complete the acquisition; and that the Company may not receive the regulatory approval necessary to complete the acquisition; and that competitive responses may occur preventing the achievement of increased market share. For a discussion of the important factors that could affect the Company's results, please refer to the Overview section, the Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Risk Factors section in the Company's Annual Report on Form 10-K as amended.
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